Exhibit 99.5

2790 Walsh Ave	P 408 579 8700
Santa Clara, CA 95051	F 408 579 8795
Miramar Employee FAQ’s
Who is Sientra®?
Sientra is a medical aesthetics company based in Santa Barbara, CA founded to provide greater choice to board-certified plastic surgeons and patients in need of medical aesthetics products. The Company sells breast implants and breast tissue expanders exclusively to board-certified and board-admissible plastic surgeons. Sientra also offers a range of other aesthetic and specialty products including BIOCORNEUM®, for scar management.

How much is Sientra paying?

•	The deal specifics will be in the public press release and finalized upon the deal closing

What are Sientra’s plans for Miramar??

•	Sientra’s intent is to build a broad, global aesthetics platform, leveraging from its legacy and strengths in breast aesthetics

•	Miramar furthers Sientra’s objective to diversify its business and revenue streams, building from last year’s purchases of BIOCORNEUM and the SSP tissue expander portfolio.

•
In terms of growth and opportunity, the aesthetics market at the practice level continues to value and accept novel, minimally invasive, lifestyle-based, efficacious treatments for unmet/ill met conditions

•
Analogies: consider Zeltiq for body contouring, Viveve for vaginal rejuvenation, and a number of the laser companies for skin tightening, contouring and rejuvenation in addition to steady growth in neurotoxins and dermal fillers

About Sientra

•	Sells Breast Implants, Tissue Expanders and BIOCORNEUM for scar tissue.

•	HSC Gel implant known as the “Gummy-Bear” implants.

•	2016 Revenues of $20.7M. Q1-17 Revenues of $7.5M. Compares to $1.5 for Q1-16.

◦	Voluntary recall in Q4-15 and now returned to controlled re-launch.

•	Sales Breakdown: 78% Breast Implants / 19% BIOCORNEUM

•	Total Breast Market opportunity = $635M (implant + expander)

•	1 of only 3 companies with US FDA-approval of breast implants

•	Cash on hand at end of Q1-17: $58.8M

•	Approximately 90 employees

1 | Page

What impact with Miramar’s sale to Sientra have on Miramar’s future plans?
Since 2012 when Miramar first launched the miraDry system, the company was committed to developing the best treatment option for patients for significant reduction in sweat and odor in the axilla, or armpit. With the acquisition by Sientra, we are even more committed to that goal and are pleased to have the commercial support that Sientra brings to further accelerate the commercial appeal of miraDry to consumers as well as accelerate our R&D efforts to bring our customers new applications and treatments using the miraDry microwave platform.

When is the transaction expected to close?

•	The deal is expected to close within the next 45-60 days.

Will miraDry be based out of Sientra’s headquarters in Santa Barbara?

•
While Miramar will, following the closing, be a wholly owned subsidiary of Sientra, Miramar will remain a stand-alone business unit. We will continue to maintain, grow and manage our commercial efforts from Miramar Labs offices in Santa Clara, CA.

Is everyone at Miramar being retained including International?

•
Difficult to answer at this time since the acquisition is not officially closed until mid-July. Post deal close Sientra will work with Miramar Management to assess all areas of business. Sientra is committed to making the necessary investments to grow the Miramar business. Sientra sees jobs being created as we invest in all parts of the business with a heavier emphasis on sales & marketing, but also recognize there are more functional areas that may need additional staffing due to the lack of cash over the last several months.

Who is the GM at Miramar?

•
Phase 1 integration plans are being developed, including the post-closing management organization for Miramar.  Miramar’s existing senior team will continue to be in place and running the business at least until close.

•	Additional plans will be finalized during the deal close window

Will we be changing our business model?

•
Sientra will be focused on implementing proven capital + disposable marketing models to further accelerate the installed base and increasing awareness (combination of co-op marketing at local practice level and utilization of social media) to drive utilization and practice economics.

•	Bottom line: The focus is on the disposable/procedure NOT the capital equipment

2 | Page

What will happen to my stock options, and will we get options in the new company

•	Unfortunately, all employees stock options are out of the money even if the company earns the maximum earn out of $1.0207 per share.

Who is my counterpart at Sientra?

•	We are actively putting together the plan to optimize the commercial synergies between the two organizations.

•	In the next few weeks, we will provide details for both commercial organizations geographically and assist in creating meet-and-greet conversations

What if the media reaches out to me or investors, what can I say?

•	All requests for more information should be forwarded to Mike or Brigid until further notice. Under no circumstances should you be speaking with the media or investors regarding the acquisition.

Cautionary Statement Regarding Forward-Looking Statements
Any statements made in this communication that are not statements of historical fact, including statements about the expected timetable for completing the transaction and the potential effects of the acquisition on both Sientra and Miramar Labs, are forward-looking statements that are based on management’s beliefs, certain assumptions and current expectations and should be evaluated as such. These statements may be identified by their use of forward-looking terminology such as the words “expects,” “projects,” “anticipates,” “intends” and other similar words. Forward-looking statements include statements that may relate to Sientra’s or Miramar Labs’ plans, objectives, strategies, goals, future events, future revenues or performance, and other information that is not historical information. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, general economic, business and market conditions and the satisfaction of the conditions to closing of the proposed transaction. For a more complete discussion of certain of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements with respect to Miramar Labs, see the discussion of risks and uncertainties in Miramar Labs’ annual report on Form 10-K for the fiscal year ended December 31, 2016 filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 17, 2017 and other reports Miramar Labs files with the SEC, as well as the tender offer documents to be filed with the SEC by Sientra and its acquisition subsidiary and by Miramar Labs. The forward-looking statements contained in this document are made as of the date that the document is issued, and Miramar Labs undertakes no obligation to update any forward-looking statements, whether as a result of future events, new

3 | Page

information or otherwise, except as required by law. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.

Additional Information and Where to Find It
In connection with the proposed acquisition, Sientra will commence a tender offer for all of the outstanding shares of Miramar Labs. The tender offer has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Miramar Labs, nor is it a substitute for the tender offer materials that Sientra and its acquisition subsidiary will file with the SEC upon commencement of the tender offer. At the time that the tender offer is commenced, Sientra and its acquisition subsidiary will file tender offer materials on Schedule TO with the SEC, and Miramar Labs will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/ RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY MIRAMAR LABS’ STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer statement and the solicitation/recommendation statement will be made available to Miramar Labs’ stockholders free of charge. A free copy of the tender offer statement and the solicitation/recommendation statement will also be made available to all stockholders of Miramar Labs by phone at (408) 940-8700, or by visiting Miramar Labs’ website (www.miramarlabs.com). In addition, the tender offer statement and the solicitation/recommendation statement (and all other documents filed with the SEC) will be available at no charge on the SEC’s website (www.sec.gov) upon filing with the SEC. MIRAMAR LABS’ STOCKHOLDERS ARE ADVISED TO READ THE TENDER OFFER STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE TRANSACTION.

4 | Page